Exhibit 99

Total Logistics, Inc.

700 N. Water Street, Suite 1200
Milwaukee, Wisconsin 53202
Telephone (414) 291-9000
Facsimile (414) 291-9061

NEWS RELEASE

For Immediate Release	Contact: William T. Donovan
July 28, 2004	President and CEO
(414) 291-9000

Total Logistics, Inc. - Announces Record Earnings for

Second Quarter and First Six Months of 2004

Milwaukee, WI – Total Logistics, Inc. (Nasdaq:TLCX) announced today its second quarter 2004 net earnings were $1,862,000, or $0.33 per diluted share, an increase of 262 percent compared to the prior year’s second quarter net earnings of $515,000, or $0.09 per diluted share. Consolidated revenues reported for the second quarter increased 31 percent to $86,907,000. Both the logistics and product segments revenues were strong, increasing by 33.9 percent and 22 percent, respectively, over the corresponding period in 2003.

Net earnings for the six months ended June 30, 2004 were $2,950,000, an increase of 173 percent from the prior year’s comparable period. Diluted earnings per share for the six months were $0.53, an increase of 170 percent from $0.20 per share reported for the previous year’s corresponding period. Revenues were $160,605,000, an increase of 22.1 percent, driven by strong growth at both Total Logistic Control and Zero Zone.

William T. Donovan, President and CEO commented, “We are very pleased to report record earnings for the second quarter and the continuation of strong top-line growth in both of our businesses. Logistic service orders, particularly facility management projects, and orders for refrigerated display cases and control systems continue to be excellent and we are on track to deliver strong earnings growth throughout the balance of 2004. Total Logistic Control continues to generate high growth through new awards of long-term facility management projects, high utilization of warehouse facilities and growth in transportation services. Zero Zone continues to execute on its growth initiatives in its casement and control systems businesses and the backlog is substantially higher than in prior periods. Our outlook for Total Logistics, Inc.’s business and financial performance for the balance of 2004 and beyond is for continued strong growth in revenues and earnings for both companies as we execute on a sound, but aggressive business building strategy.”

Total Logistic Control

TLC, based in Zeeland, Michigan, is a national provider of integrated logistic services which include refrigerated and dry warehousing, transportation operations, supply chain management, dedicated third-party facility and operations management, food distribution, bottling and

Total Logistics, Inc. – News Release

July 28, 2004

packaging and fulfillment services. TLC provides end-to-end supply chain services to a number of major U.S. food and consumer product companies. Operations are conducted through a national network of 31 logistic centers with 57.2 million cubic feet of refrigerated capacity and over 3.2 million square feet of dry warehouse space making it the tenth largest provider of refrigerated warehousing services in the United States. TLC operates a fleet of over 439 tractors with over 793 refrigerated and dry trailers with 3 maintenance facilities. TLC was recently cited by Inbound Logistics as a Top 10 Provider of Third Party Logistics Excellence for the seventh year in a row. TLC is a wholly-owned subsidiary of Total Logistics, Inc. More information about TLC is available at www.totallogistic.com.

Zero Zone

Zero Zone, headquartered in North Prairie, Wisconsin is a manufacturer of refrigerated and freezer display cases used in grocery, convenience and drug store chains for retail merchandising of food, beverage and floral products. In 2002, Zero Zone acquired Zero Zone Refrigeration which manufactures refrigeration houses and racks to power and control the refrigeration systems, electrical panels, and stand-by power for supermarkets, convenience stores and industrial applications. Zero Zone is a wholly-owned subsidiary of Total Logistics, Inc. More information about Zero Zone is available at www.zero-zone.com.

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from management’s expectations. Although we believe our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. The forward-looking statements involve risk and uncertainties, including but not limited to:

•	Demand for our products and services may be adversely affected by the loss of a material customer, increases in interest rates, adverse economic conditions, increased energy costs, weather or other factors.

•	The Company’s market share may be adversely affected as a result of new or increased competitive conditions including pricing pressure.

•	The Company’s profitability may be adversely affected by performance which does not meet standards established in contractual agreements relating to transportation operations, logistics management, dedicated facility operations and product warranty.

•	Consolidation within the food industry or food retailers could negatively impact the Company’s customers.

•	The Company’s profitability may be adversely affected by increases in interest rates due to our capital structure as a portion of our debt is on a floating rate basis.

•	Reliance on a limited number of suppliers in product sales.

•	The Company’s Product Sales profitability may be affected by volatility in metal prices.

Total Logistics, Inc. – News Release

July 28, 2004

Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included are made only as of the date of this report. We are not obligated to publicly update such forward-looking statements to reflect subsequent events or circumstances. Additional information regarding the Company’s business may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and other filings the Company has made or may make with the Securities and Exchange Commission from time to time.

This and other Total Logistics, Inc. news releases and additional corporate data can be found on Total Logistics’ website at www.totallogisticsinc.com.

Total Logistics, Inc. – News Release

July 28, 2004

TOTAL LOGISTICS, INC.

Consolidated Statement of Earnings

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Logistic Services	$67,406	$50,357	$121,620	$98,832
Product Sales	19,501	15,989	38,985	32,653

	86,907	66,346	160,605	131,485

Costs and Expenses:
Logistic Expenses	61,046	45,050	110,041	88,209
Cost of Product Sales	15,310	13,283	30,968	27,187
Depreciation and Amortization	1,537	1,923	3,326	3,837
Selling, General & Administrative Expenses	5,222	4,430	9,981	8,816

	83,115	64,686	154,316	128,049

Earnings from Operations	3,792	1,660	6,289	3,436

Other Expenses:
Interest, net	(673)	(758)	(1,317)	(1,515)
Other	(16)	—	(55)	—

	(689)	(758)	(1,372)	(1,515)

Earnings before Income Taxes	3,103	902	4,917	1,921

Income Tax Provision	1,241	387	1,967	840

Net Earnings	$1,862	$515	$2,950	$1,081

Basic Net Earnings Per Share	$0.35	$0.10	$0.55	$0.21

Diluted Net Earnings Per Share	$0.33	$0.09	$0.53	$0.20

Average Number of Shares Outstanding	5,377,051	5,273,853	5,332,294	5,272,858
Diluted Number of Shares Outstanding	5,613,428	5,506,202	5,592,160	5,525,789

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